Exhibit 99.1

DELPHAX TECHNOLOGIES ENTERS INTO FINANCING AGREEMENT WITH FUND MANAGED BY WHITEBOX ADVISORS, LLC

MINNEAPOLIS, March 27, 2007-Delphax Technologies Inc. (NASDAQ:DLPX), a global provider of high-speed digital printing systems, today reported that the company has entered into a Securities Purchase Agreement with a fund managed by Whitebox Advisors, LLC to provide $7 million of financing to the company in two phases.

Under the first phase of the financing, which was consummated with the execution of the Agreement, (i) the company's Canadian subsidiary borrowed $900,000 under a 12% secured subordinated promissory note maturing in February 2008, (ii) the company issued to the investor a warrant to purchase 1,200,000 shares of Delphax common stock, and (iii) the company amended the terms of $3 million of four-year convertible subordinated notes, which the company issued in February 2004, to grant a junior security interest to secure those notes and increase their interest rate to 12% per annum. These notes are currently held by other affiliates of Whitebox Advisors.

Under the second phase of the financing, which is subject to approval by Delphax shareholders, (i) an additional $6,100,000 will be loaned under an additional 12% secured subordinated promissory note that matures in 2012, (ii) the initial $900,000 note will be extended to the same maturity date in 2012, and (iii) the investor will receive a warrant to purchase an additional 6,300,000 shares of company common stock.

The proceeds of the $7,000,000 financing will be used to repay the $3 million of subordinated notes issued by the company in 2004 and for general corporate purposes. For a period of one year after the second closing, the investor will have the right to buy on the same terms an additional $1,400,000 note and obtain a warrant for an additional 1,500,000 shares.

In addition to shareholder approval, certain other conditions must also be met for the second phase of the financing, including extension of the company's senior credit facility. The company's largest current shareholder, who holds approximately 1,150,310 shares (17.8% of currently outstanding shares), has agreed to vote his shares in favor of approving the second phase of the Agreement.

The warrants may be exercised by (i) paying a cash purchase price of $1.28 per share, (ii) surrendering $1.00 per share in principal of notes, or (iii) by cashless exercise based on the net value of the warrants. The 1,200,000 shares available under the warrant issued in the first phase of the financing would constitute, upon exercise, 15.7% of outstanding shares. The warrants for 7,500,000 shares that would be outstanding after both a first and second phase closing, if exercised, would constitute 53.7% of outstanding shares. If the subsequent one-year option to purchase additional notes and warrants was fully exercised, the grand total of 9,000,000 shares available under warrants would constitute 58.2% of outstanding shares.

The warrants provide that no holder of a warrant will have the right to exercise the warrant to the extent that, after giving effect to the exercise, the holder (together with the holder's affiliates) would beneficially own in excess of 9.99% of the company's shares outstanding after giving effect to the exercise. The warrants also provide that unless the holder gives the company at least 60 days prior written notice, no holder will have the right to exercise the warrant to the extent that, after giving effect to the exercise, the holder (together with the holder's affiliates) would beneficially own in excess of 4.99% of the company's shares outstanding after giving effect to the exercise.

"We are very pleased to have entered into this Agreement with Whitebox Advisors," said Dieter Schilling, president and chief executive officer. "When both phases of the Agreement have been consummated, it will greatly strengthen our balance sheet, which we expect to have a positive impact on several elements of our business. Our customers will see us as a much stronger business partner and we will have access to more resources to help build our business. Whitebox Advisors is a very sophisticated and substantial investor, and its involvement and support provide a meaningful and helpful vote of confidence in our strategy for moving the company forward."

In connection with the financing, the company has agreed that if Whitebox Advisors proposes a person to be elected to the company's board of directors, the company will make its best efforts to cause that person to be elected. The company has also agreed to file a registration statement with the Securities and Exchange Commission covering up to 2,000,000 shares, and has granted certain additional registration rights to the holders of the warrants or the underlying shares.

The company intends to file in the near future with the Securities and Exchange Commission a preliminary proxy statement for a special meeting of shareholders to consider approval of the second phase of the financing, and to call the meeting of shareholders as soon as feasible. If the second phase of the financing is not approved by shareholders, then the initial $900,000 12% secured subordinated note and related warrant will remain outstanding.

About Whitebox Advisors, LLC

Whitebox Advisors, LLC is a SEC-registered investment advisor with over $2 billion in assets, headquartered in Minneapolis.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000
gfurness@delphax.com